Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Executive Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS GROWTH IN EARNINGS, BUSINESS LOANS AND NET INTEREST MARGIN FOR THE SECOND QUARTER 2016

Midlothian, Virginia, August 2, 2016. Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC), parent company of Village Bank (the “Bank”), today reported second quarter 2016 net income of $659,000, an improvement from net income of $402,000 for the first quarter of 2016 and net income of $84,000 for the second quarter of 2015. Net income available to common shareholders, which deducts from net income the dividends on preferred stock, amounted to net income of $476,000, or $0.34 per fully diluted share, for the second quarter of 2016. For the six months ended June 30, 2016, the Company had net income of $1,061,000 and net income available to common shareholders of $700,000, or $0.50 per fully diluted share. Net income available to common shareholders for the six months ended June 30, 2015 was positively impacted by the forgiveness of principal and dividends on preferred stock amounting to $6,619,000 associated with the rights offering to shareholders and concurrent standby offering completed in March 2015.

Earnings

During Q2 2016, the Company produced its fifth consecutive quarter of profitability, as demonstrated in the following table broken down by company (in thousands):

Operating Results By Company

	Q2 2016	Q1 2016	Q4 2015	Q3 2015	Q2 2015
Bank	$576	$431	$1,363	$407	$460
Mortgage Co	218	32	1	371	423
Hold Co	(135)	(61)	(1,268)	(307)	(799)
Total	$659	$402	$96	$471	$84

For the three months ending June 30, 2016:

•	Net interest income increased by 2.8% over the second quarter of 2015;
•	Gross loans held for investment increased $10 million, or 3.2%, from March 31, 2016 and $22 million, or 7.2%, from June 30, 2015;
•	Net interest margin expanded nicely from 2015 levels and was 3.56% during the second quarter of 2016 vs. 3.34% during the second quarter of 2015;
•	Village Bank Mortgage Corporation earned $218,000 in pretax earnings, an increase of $186,000 from Q1 2016, but a decrease of $205,000 from the second quarter of 2015;
•	The Company sold Watkins Centre, its previous headquarters building, which resulted in a gain on sale of $504,000. The second quarter of 2015 included a $675,000 charge to earnings to reduce the carrying value of Watkins Centre; and
•	During June of 2016, the Board of Directors approved the consolidation of two branches that are located within 5 miles of one another which is expected to be completed in the fourth quarter. The real estate for the branch being closed was transferred to held for sale and a charge of $220,000 was taken during the second quarter to reduce the carrying value to estimated fair value less costs to sell. In prior branch consolidations, Village has retained almost all customer business and anticipates the same results in this case.

For the six months ending June 30, 2016:

•	Net interest income increased by 5.0% over the first half of 2015;
•	Gross loans held for investment increased $16.4 million, or 5.4%, from December 2015 to June 2016. Excluding government guaranteed student loans (which were strategically purchased as a low risk way to increase yield on interest earning assets), loan balances grew $24 million, or 9.3%, from December 2015 to June 2016;
•	Net interest margin was 3.59% during the first six months of 2016 vs. 3.35% during the first half of 2015;
•	Village Bank Mortgage Corporation earned $250,000 in pretax earnings during the first six months of 2016 vs. $645,000 during the same period in 2015; and
•	The activity reported above on Watkins Centre and the branch closure charge affected the six month results in 2015 and 2016.

Loan Growth

As previously announced, our lending strategy emphasizes the following:

•	Growing owner-occupied construction and mortgage financing, working capital lending, equipment financing and SBA lending for operating businesses;
•	Growing construction and mortgage financing for income producing real estate properties;
•	Growing consumer loans;
•	Maintaining and selectively growing land acquisition, development and single family construction financing. We seek to serve our existing clients and selectively add high quality developers and builders; and
•	Using loan purchases (such as government guaranteed student loans and USDA loans) and loan sales to help us enhance portfolio quality, profitability and diversification.

Real estate lending will continue to be an important part of our business strategy, but we intend to be diligent in managing overall portfolio concentrations and focus on real estate sectors and sponsors that we expect to perform better during difficult times.

Our loan growth during the prior several quarters has been consistent with this strategy as shown in the table below (in thousands):

LOANS OUTSTANDING

Loan Type	Q2 2016	Q1 2016	Q4 2015	Q3 2015	Q2 2015
C&I + Owner occupied commercial real estate	$107,612	$95,189	$89,342	$87,894	$85,833
Nonowner occupied commercial real estate	55,256	50,659	46,962	46,721	47,620
Consumer/Residential	81,897	84,047	83,594	85,743	87,083
Acquisition, development and construction	29,982	32,108	31,150	31,408	31,515
Student	46,781	49,445	53,989	46,355	48,051
Other	1,691	1,798	1,734	1,624	1,527
Total loans	$323,219	$313,246	$306,771	$299,745	$301,629

Asset Quality

•	The Company continued to improve asset quality during the second quarter of 2016 (in thousands).

Asset Quality Metrics

Metric	Q2 2016	Q1 2016	Q4 2015	Q3 2015	Q2 2015
Classified Assets	$12,619	$13,994	$15,375	$18,600	$21,661
Nonperforming Assets (NPAs)	6,782	9,352	9,967	12,507	14,375
Net Charge-offs (Recoveries)	88	(49)	(66)	71	277
Expense related to foreclosed assets (OREO)	70	101	288	(49)	(218)

•	NPAs (nonaccrual loans and foreclosed real estate) now represent only 1.62% of total assets and were reduced by 27% during Q2 2016 and have dropped by 53% since Q2 2015.
•	Classified Assets, a broader measure of problem assets, declined by 10% during Q2 2016 and by 42% since Q2 2015.

Capital

The capital of the Company and the Bank continue to improve. The Company meets eligibility criteria of a small bank holding company in accordance with the Federal Reserve Board’s Small Bank Holding Company Policy Statement issued in February 2015, and is no longer obligated to report consolidated regulatory capital. The Bank continues to be subject to various capital requirements administered by banking agencies. The Bank’s capital ratios at the indicated dates were as follows:

Bank Capital Ratios

Ratio	Q2 2016	Q1 2016	Q4 2015	Q3 2015	Q2 2015
Common equity tier 1	13.51%	13.02%	12.85%	12.57%	12.14%
Tier 1	13.51%	13.02%	12.85%	12.57%	12.14%
Total capital	14.68%	14.20%	14.02%	13.82%	13.39%
Tier 1 leverage	9.68%	9.50%	9.33%	8.93%	8.59%

President and CEO Bill Foster commented, “Business is good, and I believe that we are on track to achieve our goals. During the second quarter, we produced quality increases in earnings, loans and mortgage origination volumes and continued to improve asset quality. The growth in commercial loans was the result of two years of hard work to reposition our strategy, build an excellent team and get in front of local business owners and their trusted advisors to demonstrate our capabilities. We are now getting repeat referrals and introductions from our centers of influence and clients. All of our bankers are having success, and we hired a very experienced C&I banker in our local market in March who contributed to loan growth during the second quarter. We plan to expand our team with quality individuals who can execute our strategy and fit into our culture.”

“During the last two years, we have been working on improving the structure of our balance sheet to help us earn better returns on our assets and equity. We have been reducing non-earning assets, improving the mix of earning assets and improving the mix and cost of our funding. We have made substantial progress, and that is contributing to the significant net interest margin improvement from 2015 to 2016. During the second quarter, we announced that we would close a branch that is not well located and serve those customers with a nearby branch as well as the convenient service options we have to offer for internet, mobile, after hours and remote banking. We are anticipating minimal client attrition, and all of our team members in the affected branch will stay with Village in other open positions.”

Release from Written Agreement

On August 2, 2016 the Federal Reserve Bank of Richmond (the “Reserve Bank”) made public notification that effective July 28, 2016 the Company has been released from the Written Agreement between the Reserve Bank and the Company dated June 26, 2012. With this release, neither the Company nor the Bank is under any formal or informal agreements with its regulators.

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation (“FDIC”).  The Bank has eleven branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements. For this purpose, any statement, that is not a statement of historical fact may be deemed to be a forward-looking statement. These forward-looking statements may include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy and financial and other goals. Forward-looking statements often use words such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements.

There are many factors that could have a material adverse effect on the operations and future prospects of the Company including, but not limited to:

•	changes in assumptions underlying the establishment of allowances for loan losses, and other estimates;
•	the risks of changes in interest rates on levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;
•	the effects of future economic, business and market conditions;
•	our inability to maintain our regulatory capital position;
•	the Company’s computer systems and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions despite security measures implemented by the Company;
•	changes in market conditions, specifically declines in the residential and commercial real estate market, volatility and disruption of the capital and credit markets, soundness of other financial institutions we do business with;
•	risks inherent in making loans such as repayment risks and fluctuating collateral values;
•	changes in operations of Village Bank Mortgage Corporation as a result of the activity in the residential real estate market;
•	legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and other changes in banking, securities, and tax laws and regulations and their application by our regulators, and changes in scope and cost of FDIC insurance and other coverages;
•	exposure to repurchase loans sold to investors for which borrowers failed to provide full and accurate information on or related to their loan application or for which appraisals have not been acceptable or when the loan was not underwritten in accordance with the loan program specified by the loan investor;
•	governmental monetary and fiscal policies;
•	changes in accounting policies, rules and practices;
•	reliance on our management team, including our ability to attract and retain key personnel;
•	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;
•	demand, development and acceptance of new products and services;
•	problems with technology utilized by us;
•	changing trends in customer profiles and behavior; and
•	other factors described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”).

Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Web site at www.sec.gov.

Financial Highlights

(Dollars in thousands, except per share amounts)

	June 30,	December 31,	June 30,
	2016	2015	2015
	(Unaudited)		(Unaudited)
Balance Sheet Data
Total assets	$419,541	$419,941	$428,066
Investment securities	21,159	37,919	39,420
Loans held for sale	16,164	14,373	20,662
Loans, net	320,298	303,879	297,122
Deposits	367,624	364,848	370,411
Borrowings	12,280	15,272	19,421
Shareholders' equity	31,714	30,359	29,902
Book value per share	$18.24	$17.38	$17.23
Total shares outstanding	1,425,288	1,417,775	1,403,647

Asset Quality Ratios
Allowance for loan losses to:
Loans, net of deferred fees and costs	1.09%	1.16%	1.84%
Nonaccrual loans	123.96%	95.78%	96.48%
Nonperforming assets to total assets	1.62%	2.37%	3.36%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Selected Operating Data
Interest income	$3,887	$3,864	$7,786	$7,661
Interest expense	658	723	1,298	1,481
Net interest income before
provision for loan losses	3,229	3,141	6,488	6,180
Provision for loan losses	-	-	-	-
Noninterest income	2,986	2,736	5,182	4,906
Noninterest expense	5,556	5,793	10,609	11,007
Income tax expense	-	-	-	-
Net income	659	84	1,061	79
Net income (loss) available to common
shareholders	476	(83)	700	6,368
Earnings (loss) per share
Basic	$0.34	$(0.06)	$0.50	$7.00
Diluted	$0.34	$(0.06)	$0.50	$6.92

Performance Ratios
Return on average assets	0.63%	0.08%	1.01%	0.04%
Return on average equity	8.38%	1.10%	13.62%	0.63%
Net interest margin	3.56%	3.34%	3.59%	3.35%

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